Exhibit 99.1

Capitala Finance Corp. Reports Third Quarter 2017 Results

CHARLOTTE, NC, November 6, 2017--Capitala Finance Corp. (Nasdaq:CPTA) (“Capitala”, the “Company”, “we”, “us”, or “our”) today announced its financial results for the third quarter of 2017.

Third Quarter Highlights

•	Net investment income of $4.4 million, or $0.28 per share, for the third quarter of 2017
•	Net asset value per share of $14.21 at September 30, 2017
•	Reduced non-performing investments from 18.0% at June 30, 2017 to 12.6% at September 30, 2017, on a cost basis

Management Commentary

Commenting on the Company’s third quarter report, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “Our management team and board of directors remain focused on lowering the balance of non-accrual loans, closing on high-quality, directly originated, lower middle market investments, and growing net asset value per share. Collectively, we believe these efforts should generate a future net investment income in excess of our quarterly distributions.”

Third Quarter 2017 Financial Results

Total investment income was $12.3 million for the third quarter of 2017, compared to $17.4 million for the comparable period in 2016. Interest and fee income was collectively $5.5 million lower for the third quarter of 2017 as compared to 2016, approximately half of which was related to a decrease in average debt investment balances during the third quarter of 2017 as compared to 2016, and the remainder attributable to an increase in the impact of non-accrual loans, a slight decrease in the cash yield on our debt portfolio, and lower fee income.

Total expenses for the third quarter of 2017 were $7.9 million, compared to $9.9 million for the comparable period in 2016. The decrease of $2.0 million is attributable to a decrease of $1.5 million in incentive fees (incentive fees were not earned during the third quarter of 2017) and a decrease of $0.4 million in interest and financing expenses, related to the recent refinancing of our baby bonds coupled with a lower average balance on our senior secured line of credit.

Net investment income for the third quarter of 2017 was $4.4 million, or $0.28 per share, compared to $7.4 million, or $0.47 per share, for the same period in 2016.

Net realized losses totaled $10.3 million, or $0.65 per share, for the third quarter of 2017, compared to net losses of $17.0 million, or $1.08 per share, for the same period in 2016. During the quarter, the Company realized losses on Sierra Hamilton, LLC ($7.1 million), CSM Bakery Solutions, LLC ($1.3 million) and Kelle’s Transport Service, LLC ($3.5 million), partially offset by a $1.5 million gain related to B&W Quality Growers, LLC and $0.1 million in other realized gains. The losses realized on Sierra Hamilton, LLC and Kelle’s Transport Service, LLC were related to restructurings during the third quarter of 2017, did not negatively impact our net asset value, and enabled us to reduce non-accrual balances. The realized loss on CSM Bakery Solutions, LLC did not impact on our net asset value, as the investment was exited at our June 30, 2017 fair value.

Net unrealized appreciation, inclusive of the written call option, totaled $2.8 million, or $0.17 per share, for the third quarter of 2017, compared to appreciation of $7.6 million, or $0.48 per share, for the third quarter of 2016.

For the third quarter of 2017, the Company recorded $2.7 million of deferred tax expense related to appreciation of two equity investments in limited liability companies held within blocker corporations. There was no income tax expense for the comparable period in 2016.

The net decrease in net assets resulting from operations was $5.8 million for the third quarter of 2017, or $0.36 per share, compared to a net decrease of $2.0 million, or $0.13 per share, for the same period in 2016.

Investment Activity

During the third quarter of 2017, the Company invested $11.4 million in one new portfolio company and four add-on investments for existing portfolio companies. Of this amount, $10.4 million were first lien debt investments, while $1.0 million were equity investments. In addition, the company received $22.4 million in repayments during the period, including $10.5 million in repayment of our second lien debt of CSM Bakery Solutions, LLC, and $6.0 million in repayment of our subordinated debt of B&W Quality Growers, LLC.

Investment Portfolio

As of September 30, 2017, our portfolio consisted of 46 companies with a fair market value of $471.1 million and a cost basis of $454.7 million. First lien debt investments represented 47.0% of the portfolio, second lien debt investments represented 6.5% of the portfolio, subordinated debt investments represented 22.5% of the portfolio, and equity/warrant investments represented 24.0% of the portfolio, based on fair values at September 30, 2017. On a cost basis, equity investments comprised 12.3% of the portfolio at September 30, 2017. The debt portfolio has a weighted average yield, exclusive of the impact of our non-accrual debt investments, of 12.9% at September 30, 2017.

At September 30, 2017, we had debt investments in four portfolio companies on non-accrual status with a fair value and cost basis of $26.8 million and $57.2 million, respectively. At December 31, 2016, the fair value of the non-accrual investments was $17.4 million, with a cost basis of $29.5 million.

Liquidity and Capital Resources

At September 30, 2017, the Company had $52.3 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $170.7 million with a weighted average annual interest rate of 3.29%, $75.0 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%. At September 30, 2017, the Company had $114.5 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0%.

Subsequent Events

On October 31, 2017, the Company funded $2.0 million of its unfunded commitment to CIS Secure Computing, Inc.

Third Quarter 2017 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday, November 7, 2017. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com. The Company will post a pre-recorded podcast on the investor relations section of its website at 5:00 p.m. on November 6, 2017.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second liens, subordinated debt and, to a lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a leading provider of capital to lower and traditional middle market companies, through its family of credit focused funds. Since 1998, Capitala Group’s managed funds have participated in over 138 transactions, representing over $1.3 billion of investments in a variety of industries throughout North America. Capitala Group manages both public capital (Capitala Finance Corp.) (Nasdaq:CPTA) and private capital (Capitala Private Credit Fund V, L.P. and CapitalSouth SBIC Fund IV, L.P.) for institutional and individual investors, and seeks to partner with strong management teams to create value and serve as long term partners.  For more information, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $276,221 and $391,706, respectively)	$274,795	$393,525
Affiliate investments (amortized cost of $76,414 and $39,279, respectively)	98,101	61,464
Control investments (amortized cost of $102,079 and $82,791, respectively)	98,210	86,650
Total investments at fair value (amortized cost of $454,714 and $513,776, respectively)	471,106	541,639
Cash and cash equivalents	52,307	36,281
Interest and dividend receivable	4,246	5,735
Due from related parties	74	182
Prepaid expenses	409	506
Other assets	82	72
Total assets	$528,224	$584,415

LIABILITIES
SBA debentures (net of deferred financing costs of $2,454 and $2,911, respectively)	$168,246	$167,789
2021 Notes (net of deferred financing costs of $0 and $3,025, respectively)	-	110,413
2022 Notes (net of deferred financing costs of $2,618 and $0, respectively)	72,382	-
2022 Convertible Notes (net of deferred financing costs of $1,658 and $0, respectively)	50,430	-
Credit Facility (net of deferred financing costs of $1,096 and $759, respectively)	(1,096)	43,241
Due to related parties	-	35
Management and incentive fee payable	2,228	6,426
Interest and financing fees payable	1,512	2,657
Accounts payable and accrued expenses	-	536
Deferred tax liability	2,660	-
Written call option at fair value (proceeds of $20 and $20, respectively)	5,555	2,736
Total liabilities	$301,917	$333,833

Commitments and contingencies

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 15,930,631 and 15,868,045 common shares issued and outstanding, respectively	$159	$159
Additional paid in capital	240,897	240,184
Undistributed net investment income	15,684	22,973
Accumulated net realized losses from investments	(38,630)	(37,881)
Net unrealized appreciation on investments, net of deferred taxes	13,732	27,863
Net unrealized depreciation on written call option	(5,535)	(2,716)
Total net assets	$226,307	$250,582

Total liabilities and net assets	$528,224	$584,415

Net asset value per share	$14.21	$15.79

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2017	2016	2017	2016

INVESTMENT INCOME
Interest and fee income:
Non-control/Non-affiliate investments	$6,935	$10,520	$23,978	$31,870
Affiliate investments	1,187	1,150	3,344	4,754
Control investments	1,639	3,545	5,209	8,681
Total interest and fee income	9,761	15,215	32,531	45,305
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	1,103	1,176	3,810	2,966
Affiliate investments	611	101	1,254	293
Control investments	166	241	574	707
Total payment-in-kind interest and dividend income	1,880	1,518	5,638	3,966
Dividend income:
Non-control/Non-affiliate investments	-	-	168	206
Affiliate investments	555	29	612	86
Control investments	25	545	330	2,135
Total dividend income	580	574	1,110	2,427
Other Income	48	42	125	85
Interest income from cash and cash equivalents	43	8	85	15
Total investment income	12,312	17,357	39,489	51,798

EXPENSES
Interest and financing expenses	4,585	4,938	14,726	14,990
Loss on extinguishment of debt	-	-	2,732	-
Base management fee	2,417	2,619	7,436	8,049
Incentive fees	-	1,782	1,308	5,155
General and administrative expenses	900	889	2,941	2,984
Expenses before incentive fee waiver	7,902	10,228	29,143	31,178
Incentive fee waiver	-	(312)	(958)	(1,673)
Total expenses, net of incentive fee waiver	7,902	9,916	28,185	29,505

NET INVESTMENT INCOME	4,410	7,441	11,304	22,293

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	(10,381)	1,192	(5,336)	1,261
Affiliate investments	98	(18,222)	4,587	(26,303)
Control investments	-	-	-	145
Total realized gain (loss) from investments	(10,283)	(17,030)	(749)	(24,897)
Net unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	9,605	(8,217)	(3,245)	(6,915)
Affiliate investments	(1,472)	15,230	(498)	3,060
Control investments	(4,946)	1,461	(7,728)	8,412
Total unrealized gain (loss) from investments	3,187	8,474	(11,471)	4,557
Net unrealized depreciation on written call option	(407)	(898)	(2,819)	(898)
Change in provision for deferred taxes on unrealized appreciation on investments	(2,660)		(2,660)
Net gain (loss) on investments	(10,163)	(9,454)	(17,699)	(21,238)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(5,753)	$(2,013)	$(6,395)	$1,055

NET INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$(0.36)	$(0.13)	$(0.40)	$0.07

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC AND DILUTED	15,911,160	15,829,878	15,891,636	15,807,801

DISTRIBUTIONS PAID PER SHARE	$0.39	$0.47	$0.78	$1.41